Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”), effective this 27 day of November, 2006 (“Effective Date”), is entered into by and between Mark P. Thomson (“Executive”) and Pike Electric, Inc., a North Carolina corporation (the “Company”) and, solely with respect to Section 4(b), Pike Electric Corporation, a Delaware corporation.
     WHEREAS, Executive desires to provide the Company and certain of its subsidiaries with his services, and the Company desires to employ Executive on the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company in the position of Vice-President and Chief Information Officer retroactive to his first day of full-time work on November 27, 2006.

2.	Position. During the period of his employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Vice-President and Chief Information Officer, or in such other executive capacity or capacities, at the same level of seniority, as may be determined from time to time by the CEO of Pike Electric, Inc.

3.	At-Will Employment and Duties.
(a)	Executive and the Company agree that Executive’s employment hereunder will be at-will (as defined under applicable law), and may be terminated at any time, for any reason, at the option of either party, subject to the provisions of Section 5 below.

(b)	Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall in good faith (i) devote all of his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies and (ii) report to the Chief Executive Officer of Pike Electric, Inc. (the “CEO”).
4.	Salary; Incentive Bonus; Reimbursement of Expenses; Other Benefits.
(a)	Salary. During the period of employment under this Agreement, Executive shall be paid a salary at the rate of $325,000 (“Base Salary”) retroactive to his first day of full-time work on December 1, 2006. The Base Salary shall be reviewed annually and may be adjusted as determined by the Board of Directors of Pike Electric, Inc. (the “Board”) (or any authorized committee thereof) in consultation with the CEO.

(b)	Stock Options. Subject to approval by the Board, Executive will be granted options to purchase up to 30,000 shares of common stock of Pike Electric Corporation, and be granted 5,000 shares of restricted Pike Electric Corporation stock. Stock Options vest 20% per year for 5 years and restricted stock cliff vests at 5 years. He will also be eligible for future grants in accordance with any future Pike Incentive Plan and form of stock option agreement as the Board of Directors of Pike Electric Corporation, or any

authorized committee thereof in its sole discretion may determine from time to time in consultation with the CEO.

(c)	Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

(d)	Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other executives of the Company and those benefits for which such persons are or shall become eligible, when and as he becomes eligible therefore (including but not limited to any deferred compensation plan and 401(k) plan).
5.	Termination of Employment.
(a)	Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as hereinafter defined) or otherwise at will at any time immediately upon written notice, or where applicable, upon Executive’s failure to cure the breach as provided below, whereupon the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary accrued through the termination date. For purposes of this agreement, “Cause” shall mean: (i) the continued willful failure by Executive to substantially perform his duties with the Company, (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or (iii) Executive’s material breach of Sections 3, 6 or 7 of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice.

(b)	Termination as a Result of Executive’s Death or Disability. If Executive’s employment hereunder is terminated by reason of Executive’s Disability (as hereinafter defined) or death, Executive’s (or Executive’s estate’s) right to benefits under this Agreement will terminate as of the date of such termination and all of the Company’s obligations hereunder shall immediately cease and terminate, except that Executive or Executive’s estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination. As used herein, Executive’s Disability shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean that, due to physical or mental illness, Executive shall have failed to perform his duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of his duties hereunder on a full-time basis before the end of such period, and if Disability has occurred termination shall occur within thirty (30) days after written notice of termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period).

(c)	Termination by Executive for Good Reason or by the Company other than as a Result of Executive’s Death or Disability or other than for Cause.

(i)	If Executive’s employment is terminated by Executive for “Good Reason” (as hereinafter defined) or by the Company for any reason other than Executive’s death or Disability or other than for Cause, subject to Executive entering into and not revoking a release of claims in favor of the Company and abiding by the non-competition provision set forth in Section 6(b), Executive shall be entitled to the following benefits:

1)	Cash severance payments equal in the aggregate to twelve (12) months of Executive’s annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following termination of employment.

2)	Continuation of Executive’s medical and health insurance benefits for a period equal to the lesser of (i) twelve (12) months, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.
                              (ii) For purposes of this Agreement, “Good Reason” shall mean: (a) a material reduction (without Executive’s express written consent) in Executive’s title or responsibilities; (b) the requirement that Executive relocate to an employment location that is more than 50 miles from his employment location on the Effective Date; or (c) the Company’s material breach (without Executive’s express written consent) of Sections 2 or 4 of this Agreement; provided, that Executive has provided the Company written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date Executive provides such notice. If the Company thereafter intentionally repeats the breach it previously cured, such breach shall no longer be deemed curable.
          (d) Termination by Executive other than for Good Reason. Executive may terminate his employment with the Company other than for Good Reason upon thirty (30) days written notice to the Company, after which the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary and other benefits accrued through the termination date,
     6. Confidential Information, Non Competition; Non-Solicitation.
          (a) Confidential Information. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except in the course of the good faith performance of his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. “Confidential Information” shall mean information about the Company, its subsidiaries or affiliates, or their respective clients or customers that was learned by Executive in the course of his employment by the Company, its subsidiaries or affiliates, or their respective clients or customers that was learned by Executive in the course of his employment by the Company, its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or

(ii) which becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to the Company or any affiliate. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates, or prepared by Executive during the term of his employment by the Company, its subsidiaries or affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment.
          (b) Non-Competition. During the period of Executive’s employment by the Company and for a period of twelve (12) months after the date of termination of his employment or for the period of one additional year thereafter if so elected by the Company pursuant to Section 6. (c) below, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay) or, own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries or affiliates (each such competitor a “Competitor of the Company”); provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement. Executive and the Company acknowledge and agree that the business of the Company extends throughout the United States, and that the terms of the non-competition agreement set forth herein shall apply on a nationwide basis throughout the United States.
          (i) Non-Solicitation of Customer and Suppliers. During the period of Executive’s employment by the Company and, if Executive’s employment is terminated under Section 5 above (and provided the Company fulfills its obligations thereunder) until the twelfth month of the date of Executive’s employment termination or for the period of one additional year thereafter if so elected by the Company pursuant to Section 6. (c) below, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert any of their business to any Competitor of the Company.
          (c) Extension of Periods of Non-Competition and Non-Solicitation. At the sole election of the Company, it may extend the periods of non-competition and non-solicitation as set forth in Paragraphs (b) and (d) of this Section for an additional twelve (12) months (to two years in total) for the following consideration to the Executive: in the case of termination under Section 5 (a) and (d) by providing severance as set forth in Section 5. (c) (i), and in the case of termination under Section 5. (c) by providing severance as set forth therein for an additional twelve (12) month period.
          (d) Non-Solicitation of Employees. Executive recognizes that he possesses and will posses Confidential Information about other employees of the Company, its subsidiaries or affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries or affiliates. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries or affiliates. Executive agrees that, during the period of Executive’s employment by the Company and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit, recruit, induce or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company, its subsidiaries or affiliates (i) for the purpose of being employed by him or by any

Competitor of the Company on whose behalf he is acting as an agent, representative or employee or (ii) to terminate his or her employment or any other relationship with the Company, its subsidiaries, or affiliates. Executive also agrees that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company, its subsidiaries, or affiliates to any other person.
          (e) Injunctive Relief. It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to violate any of the provisions of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so violating Section 6 of this Agreement.
          (f) Survival of Provisions. The obligations contained in this Section 6 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter.
     7. No Conflict. Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or would conflict with the performance of Executive’s duties pursuant to this Agreement. Executive represents and warrants that Executive will not engage in any activity, which would conflict with the performance of Executive’s duties pursuant to this Agreement.
     8. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by courier service or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on the date receipt is recorded by the appropriate delivery service, or may be delivered personally by hand to the respective persons named below:
If to Company: Pike Electric, Inc.
P.O. Box 868
100 Pike Way
Mount Airy, NC 27030
Attn: J. Eric Pike
With copies to: Pike Electric, Inc.
P.O. Box 868
100 Pike Way
Mount Airy, NC 27030
Attn: James R. Fox,
Vice President & General Counsel
If to Executive: Mark P. Thomson

With a copy to:

Either party may change such party’s address for notices by notice duly given pursuant hereto.
     9. Dispute Resolution; Attorneys’ Fees. The Company and Executive agree that any dispute arising as to the parties’ rights and obligations hereunder, other than with respect to Section 6, shall, at the election and upon written demand of either party, be submitted to arbitration before a single arbitrator in Delaware under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.
     10. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, this Agreement shall be binding upon and, subject to the provisions hereof, inure to the benefit of any successor of Company and such successor shall be deemed substituted for Company under the terms of this Agreement; but any such substitution shall not relieve Company of any of its obligations under this Agreement. As used in this Agreement, the term “successor” shall include any person, firm, corporation, or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or a controlling interest in the assets or business of Company. This agreement may not be otherwise assigned or transferred by either the Company or Executive without the other’s written consent. Any such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.
     11. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the state of Delaware.
     12. Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.
     13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     14. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
     15. Severability. If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.
     16. Entire Agreement; Effect on Certain Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between Executive and the Company or any successor, predecessor or affiliate. Without limiting the generality of the foregoing, the obligations under this Agreement with respect to any termination of employment of Executive, for whatever reason, supersede any severance or related obligations of the Company or any of its successors, predecessors or affiliates in any plan of the Company or any of its successors, predecessors or affiliates or any agreement between Executive and the Company or any of its successors, predecessors or affiliates.
     17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

PIKE ELECTRIC INC.

By:	/s/ J. Eric Pike J. Eric Pike

Its:	Chairman, Chief Executive Officer
and President

Date:	11/27/06

EXECUTIVE

/s/ Mark P. Thomson

Mark P. Thomson

Date:	11/27/06
THE UNDERSIGNED has duly executed this Agreement, as of the date first above written, solely for purposes of Section 4(b) hereof.

PIKE ELECTRIC CORPORATION

By:	/s/ J. Eric Pike

J. Eric Pike

Its:	Chairman, Chief Executive Officer
and President

Date:	11/27/06